M LINE HOLDINGS, INC.

June 30, 2009

Money Line Capital, Inc.
Jitu Banker, President
17702 Mitchell North, Suite 201
Irvine, CA  92614

Gentlemen:

This will confirm our understanding concerning the proposed acquisition of a controlling interest in M Line Holdings, Inc., a Nevada corporation (the “Company”) by the shareholders of Money Line Capital, Inc., a California corporation (referred to herein as “MLC,” “you,” or “your”) (the “Transaction”).  It is understood that this letter of intent is legally binding on, and enforceable by, you and the Company, and while both will proceed to finalize the paperwork to document this agreement in accordance with the below timeframe, both parties are bound by its terms. The terms of our understanding are as follows:

1.           MLC and the Company will enter into a definitive Share Exchange Agreement on or about Tuesday, December 1, 2009 (the “Agreement”), and the transaction will close (the “Closing”) on or before Friday, January 29, 2010.

2.           At the Closing, it is anticipated that MLC’s shareholders will exchange their entire interest in MLC for a number of newly issued shares of the Company to be determined and agreed by the parties.  The particulars of the exchange will be based on the fair market value of the Company’s common stock prior to the date of the Closing and the value of MLC as determined by a third-party valuation to be completed by November 30, 2009.

Although this letter of intent is intended to be binding on both parties, this letter does not contain all matters upon which agreement must be reached in order for the Transaction to be consummated.  Additionally, this letter of intent is predicated on the Company being both current in its reporting obligations under the Securities and Exchange Act of 1934, as amended, and being publicly-traded at the time of the Closing, and MLC having its financial statements (and its subsidiaries, as applicable) audited for the period ended June 30, 2009, as well as completing a valuation by a qualified third-party company.

Following your signature, the parties will cause their respective officers, employees, counsel, agents, investment bankers, accountants, and other representatives working on the Transaction to cooperate with each other with respect to the Transaction until the Transaction is consummated or negotiations with respect thereto are terminated.

Following your signature, the parties agree that until the Transaction is consummated or negotiations with respect thereto are terminated, to conduct their respective business and operations in all respects only in the ordinary course unless otherwise consented to in writing by the other party.

Following your signature, until the Transaction is consummated or negotiations with respect thereto are terminated, each party will afford to the officers, employees, counsel, agents, investment bankers, accountants, and other representatives of the other party working on the Transaction free and full access to its plants, properties, books, and records, will permit them to make extracts from and copies of such books and records, and will from time to time furnish them with such additional financial and operating data and other information as to its financial condition, results of operations, business, properties, assets, liabilities, or future prospects as they from time to time may request.  Each party will cause its independent certified public accountants to make available to the other party and its independent certified public accountant, the work papers relating to any audit of its financial statements in the last five years, as applicable.

Each party shall insure that all confidential information which such party or any of its respective officers, directors, employees, counsel, agents, investment bankers, or accountants may now possess or may hereafter create or obtain relating to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of the other party, any affiliate of the other party, or any customer or supplier of such other party or any such affiliate shall not be published, disclosed, or made accessible by any of them to any other person or entity at any time or used by any of them, in each case without the prior written consent of the other party; provided, however, that the restrictions of this sentence shall not apply (a) as may otherwise be required by law, (b) as may be necessary or appropriate in connection with the enforcement of this letter of intent, or (c) to the extent such information shall have otherwise become publicly available.  Each party shall, and shall cause all of such other persons and entities who received confidential data from it to, deliver to the other party all tangible evidence of such confidential information to which the restrictions of the foregoing sentence apply at such time as negotiations with respect to the Transaction are terminated before the parties enter into any formal agreement as contemplated by this letter of intent.

It is understood that this is a binding letter of intent and both parties are bound to complete this transaction.  However, this letter does not set forth all the terms of the transaction since the share exchange terms will be determined based on the Company’s then-current stock price and the third party valuation of MLC.  The parties agree to proceed in good faith to work out the details of the Transaction.  This letter may not be assigned by either of the parties hereto.  Neither party shall be responsible for any of the other’s expenses in connection with the negotiations, documents, or transactions contemplated hereby.

If this letter accurately reflects our understanding, please so indicate by signing the original and duplicate of this letter, and returning a fully executed copy to me, so that we can promptly commence work on the formal documents relating to the Transaction.

Very truly yours,

M Line Holdings, Inc., a Nevada corporation

/s/ George Colin
By:	George Colin
Its:	President

Accepted and agreed to:

Money Line Capital, Inc.,
a California corporation

/s/ Jitu Banker
By: Jitu Banker
Its: President
Dated: June 30, 2009